Exhibit 99.1

Commercial Bank Veteran Mark A. Hoppe Named

President of Taylor Capital Group

and

President and Chief Executive Officer of Cole Taylor Bank

ROSEMONT, IL– January 30, 2008– Mark A. Hoppe will join Taylor Capital Group, Inc. (Nasdaq: TAYC) as President and will assume the role of President and Chief Executive Officer of Cole Taylor Bank, announced Bruce W. Taylor, Chairman and Chief Executive Officer of Taylor Capital Group, Inc. Most recently, Hoppe was an Executive Vice President with LaSalle Bank N.A., and Chief Executive Officer of LaSalle Bank Midwest, a wholly owned subsidiary based in Troy, Michigan with $35.7 billion in assets. He also served as Vice Chairman of LaSalle National Leasing Corporation, also a wholly owned subsidiary of LaSalle Bank.

“We are very excited to welcome Mark, who is well known in the Chicago market for his extensive experience in commercial banking, and for his passion for middle market clients and commitment to the community,” said Taylor. “Mark is a proven leader, manager and business builder, and appreciates Cole Taylor Bank’s value proposition and our place in the competitive landscape.” Hoppe assumes the role Taylor held prior to being elected Chairman and Chief Executive Officer of Taylor Capital Group in November 2006.

“I am thrilled and honored to join one of the oldest and most respected commercial banks in Chicago at this exciting time of growth and opportunity,” said Hoppe. “I am joining a company with a distinct brand, a talented team and ownership committed to becoming a leading middle market commercial bank in Chicago.”

Hoppe, 53, is a 27-year veteran of LaSalle Bank N.A. where he served in a variety of capacities in commercial banking. Hoppe led the launch of LaSalle National Leasing Corporation in 1996, was the head of commercial banking in Michigan and was named Chief Executive Officer of LaSalle Bank Midwest in 2005.

Hoppe holds an M.B.A. and B.B.A. degree in Finance from the University of Wisconsin. He resides in Northbrook with his family.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $3.6 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

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Contact:

For Taylor Capital Group, Inc.

Ilene Stevens

(847-653-7731)